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For Immediate Release

Contact:

Allan L. Chapman
Regency Equities Corp. (310-876-0569)

                         REGENCY EQUITIES CORP. TO MERGE
                          WITH REGENCY ACQUISITION CORP.

      Los Angeles, California (December 17, 2003) - Regency Equities Corp. (OTCBB: RGEQ) today announced that it has entered into an agreement and plan of merger with Regency Acquisition Corp., which is controlled by the two largest stockholders of Regency Equities Corp., First Lincoln Holdings, Inc. and Evergreen Acceptance LLC.

      Under the terms of the merger agreement, Regency Acquisition Corp. will merge into Regency Equities Corp. Each share of the common stock of Regency Equities Corp., other than shares of common stock held by First Lincoln Holdings, Inc. and Evergreen Acceptance LLC and other than shares of common stock held by stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $0.017 in cash.

      Upon the completion of the merger, the only stockholder of Regency Equities Corp. will be Evergreen Acceptance LLC. The common stock of Regency Equities Corp. will cease to be traded on the OTCBB after the merger, and Regency Equities Corp. will cease to file periodic reports with the Securities and Exchange Commission after the merger.

      The Board of Directors of Regency Equities Corp. approved the merger following receipt of an opinion from Hempstead & Co. Inc. that the merger consideration is fair, from a financial point of view, to Regency's minority shareholders. First Lincoln Holdings, Inc. and Evergreen Acceptance LLC, which together own approximately 83.5% of the common stock of Regency Equities


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Corp., approved the merger by written consent. Although the approval of the other stockholders of Regency Equities Corp. is not required in order to complete the merger, Regency Equities Corp. is required to file certain information with the Securities and Exchange Commission and to provide its stockholders with an information statement prior to completing the merger. Regency Equities Corp. anticipates that the information statement will be delivered to stockholders, and that the merger will be completed, during the first quarter of 2004.

      This news release contains statements relating to future events affecting Regency Equities Corp. that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements about the anticipated completion date of the merger. These forward-looking statements are made only as of the date hereof, and Regency Equities Corp. undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.


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